Exhibit 10.17

Certain portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The non-public information has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted portions of this Exhibit are indicated by the following: [****].

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is entered into effective November 1, 2013 (the “Effective Date”) by and between Books-A-Million, Inc. (“BAM”) and Msolutions, LLC d.b.a. Media Solutions (“Media Solutions”), BAM hereby desires that Media Solutions and/or its designated agents shall be the preferred distributor of magazines to BAM in this Agreement, we will sometimes refer to Media Solutions as “we”, “us”, and “our”, and will sometimes refer to BAM as “you” and “your.” This Agreement between BAM and Media Solutions reflects the following terms of doing business:

NOW, THEREFORE, in consideration of the premises and of the respective representatives, warranties, covenants, agreements and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Basis of Agreement: During the term of this Agreement, Media Solutions will be the provider of magazines and comics (the “Merchandise”) to at least [****] of the “BAM!”, “Books-A-Million” and “Bookland” stores operated by BAM during the Term (as defined below) of this Agreement (the “Stores”). New BAM Stores opened and Stores acquired by you will also be subject to this agreement. You will purchase Merchandise from us in accordance with the terms, conditions and procedures set forth herein or that we both agree upon from time to time during the Term.

2. Pricing: During the Term, the price to be charged by us for the Merchandise will be determined as described in Exhibit “A.”

3. Term: This Agreement will be effective from the Effective Date and shall remain in full force and effect until October 31, 2016, unless this Agreement is terminated sooner by either party pursuant to Paragraph 8 of this Agreement.

4. Payment: Payment terms for this Agreement are 60 days. Payment will be via ACH bank transfer at least four business days prior to the calendar month end.

5. Returns: All or any part of the Merchandise purchased from Media Solutions will be returnable by you for full credit, provided items are returned on a timely basis and are within the guidelines of the “Title off Sale” report currently provided with each billing invoice.

6. Exclusivity: During the Term, BAM agrees to purchase all magazines for a minimum of at least [****] of all Store locations (the “Minimum Requirement”) from Media Solutions in quantities we mutually determine to be reasonable; provided, however, that if a magazine title is not available through Media Solutions, this magazine title will be excluded from the Minimum Requirement for so long as the magazine title is not available through Media Solutions. BAM must provide Media Solutions with a current list of titles purchased from other suppliers, and BAM must notify Media Solutions in writing of any future additions. If Media Solutions is able to obtain a magazine that BAM is currently purchasing from another supplier at the same price and on similar terms and conditions as BAM is receiving from the other supplier, BAM will purchase the title from Media Solutions beginning within thirty (30) days of notice from Media Solutions that it will have the magazine title available for sale to BAM, provided that BAM is able to cancel its order of such title from the other supplier within the thirty-day time period.

7. Retail Support: Media Solutions will provide a dedicated marketing and store support team. Media Solutions will be responsible for setting the magazine department in all new stores and remodels prior to opening and ongoing resetting of the magazine presentations in stores as requested by BAM management. Additionally, Media Solutions will provide training at periodic store personnel training events, as well as through regular store visits.

8. Insurance: Media Solutions shall carry worker’s compensation insurance with respect to its employees as required by law. Media Solutions shall at all times during the term of this Agreement maintain and pay for comprehensive general liability insurance affording protection to BAM and Media Solutions, naming BAM as an additional insured, for a combined bodily injury and property damage limit or liability of not less than $1 million for each occurrence. Media Solutions shall deliver to BAM a certificate of insurance for such policies containing a clause requiring the insurer to give BAM at least ten (10) days written notice of cancellation of such policies.

9. Termination: The Term may be terminated by either BAM or by Media Solutions only “For Cause”, as follows:

(1)	You will be permitted to terminate this Agreement for Cause if:

(a) We fail to service the Stores in accordance with this agreement and we fail to cure any problems that you identify to us in writing within thirty (30) days after we receive the written notice of the problems, or

(b) We breach any other material provision of this Agreement and we fail to cure any breach that you identify to us in writing within thirty (30) days after we receive the notice of the breach, or

(c) We file for bankruptcy protection.

(2)	We will be permitted to terminate this Agreement for Cause if:

(a) You fail to make any undisputed payment within fifteen (15) days after receiving written notice from us that your payment is late, or

(b) You breach any other material provision of this Agreement and you fail to cure any breach that we identify to you in writing within thirty (30) days after you receive the notice of the breach, or

(c) You file for bankruptcy protection.

10. Dispute Resolution: We expect our relationship to continue to be mutually beneficial; however, if a dispute should arise, it is our goal to have the dispute resolved as expeditiously and cost-effectively as possible. Therefore, we both agree that if any dispute arises under this Agreement, we both will submit the dispute to binding arbitration (i) with an arbitrator selected by the American Arbitration Association (AAA); (ii) under the Commercial Arbitration Rules of the AAA; and (iii) with the arbitration located in Birmingham AL. We both agree to resort to the court system only to enforce an arbitration award or decree.

11. Audit Rights: On reasonable request, during the Term and within two (2) years after the expiration or earlier termination of this Agreement, BAM may audit, at its own expense Media Solutions’ files relating to the Merchandise. BAM may conduct any audit under this Section at any time during regular business hours and no more frequently than semi-annually.

12. Change of Control: In the event of a Change of Control (as defined below) with respect to either party, this Agreement shall remain in full force and effect. A “Change of Control” means (a) any “person” or related “group” of “persons” (as such terms are used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of a party possessing more than fifty percent (50%) of the total combined voting power of such party’s securities outstanding immediately after such acquisition; (b) a sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of a party; or (c) the parent company of a party shall cease to own and control, of record and beneficially, 100% of each class of equity interests in such party.

13. Notices: All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or e-mail (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section.

14. Confidentiality: Media Solutions and BAM agree to maintain the confidentiality of this agreement and the pricing structure, and not to disclose it to anyone other than legal advisors, accountants and consultants who agree to maintain its confidentiality or under court order or otherwise required by law.

15. Force Majeure; Neither of us will be liable to the other by reason of any failure in performances of this agreement if the failure arises out of acts of God, acts of the other party, acts of governmental authority, fires, strikes, delays in transportation, riots, war, or any cause beyond the reasonable control of that party. If any such event delays performance, the time allowed for each performances will be appropriately extended.

16. Miscellaneous: All of the terms and conditions of this agreement will be binding on our and your successors and assigns. The agreement will be governed by the laws of the State of Alabama without reference to the choice of law doctrine of that state. This Agreement reflects the entire agreement of Media Solutions and BAM regarding the subject matter of this Agreement. if either you or we desire to waive any broach of the agreement, the waiver must be in writing and be signed by the party granting the waiver.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers as of this 8th day of January, 2014.

BOOKS-A-MILLION, INC.		MSOLUTIONS, LLC

By:	/s/ R. Todd Noden	By:	/s/ John Franznick

NAME:	R. Todd Noden	NAME:	John Franznick
TITLE:	Chief Financial Officer	TITLE:	President

Exhibit A

Media Solutions

Pricing

Magazines Discounts

Domestic	Retail Less [****]
Imports	Retail Less [****]
Weeklies	Retail Less [****]
Comic Magazines	Retail Less [****]

All traditional RDA money collected will be granted Media Solutions where applicable.

Transportation Allowance

Media Solutions will provide Books-A-Million with a [****] freight allowance to ship all product via AWBC. Allowance will be based on net billing and paid monthly. Media Solutions will, however, ship as directed by Books-A-Million as necessary. Any shipping cost of product sent commercial carrier will be deducted from the allowance payment. Regularly scheduled weekly frequency titles (such as People Magazine) will be shipped direct to the stores by commercial carrier at Media Solutions’ expense and no deductions will be made for these shipments.

Promotional Allowances

Media Solutions will provide sales, billing and management of the various Books-A-Million promotional programs. Additionally Media Solutions will guarantee an additional [****] (on net billing) promotional allowance.

Exhibit B

Media Solutions

Incentives

Complete Catalog Incentive

Media Solutions will offer Books-A-Million a complete catalog incentive for carrying all magazines in our catalog in no less than [****] of the Books-A-Million stores. This incentive will be paid for the life of the agreement. Payment will be made on a quarterly basis in the amount of [****] on all net sales. Books-A-Million must be in compliance with all other articles and Exhibits of this agreement in order to receive this payment.